Exhibit 3.39

Certificate of Amendment to Certificate of Formation

of

Aquila Selkirk LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is Aquila Selkirk LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out Article First thereof and by substituting in lieu of said Article First the following new Article:

“First: The name of the limited liability company is Teton Selkirk LLC.”

Executed on March 18, 2004

/s/ Aislinn Smith
Aislinn Smith
Authorized Person